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Exhibit 99.2

QWEST COMMUNICATIONS INTERNATIONAL INC.

QUARTERLY STATEMENTS OF OPERATIONS(1)
(UNAUDITED)

	2009	2008				2007
	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	(Dollars in millions)
Operating revenue	$3,173	$3,315	$3,379	$3,382	$3,399	$3,435	$3,434	$3,463	$3,446
Operating expenses:
Cost of sales (exclusive of depreciation and amortization):
Facility costs	419	463	550	552	556	550	558	567	589
Employee-related costs	295	308	373	314	375	339	347	347	350
Equipment sales costs	95	121	146	137	119	151	127	122	118
Other	119	131	163	146	131	144	140	133	121

Total cost of sales	928	1,023	1,232	1,149	1,181	1,184	1,172	1,169	1,178

Selling:
Employee-related costs	294	291	295	291	292	281	287	293	279
Marketing, advertising and external commissions	137	148	151	139	149	164	153	150	135
Other	117	112	129	102	109	101	110	102	107

Total selling	548	551	575	532	550	546	550	545	521

General, administrative and other operating:
Employee-related costs	158	139	121	110	119	112	118	118	144
Taxes and fees	145	148	155	123	163	161	164	178	159
Real estate and occupancy costs	108	106	117	114	117	109	114	111	111
Other	164	188	126	212	173	186	518	193	202

Total general, administrative and other operating	575	581	519	559	572	568	914	600	616

Depreciation and amortization	573	601	599	578	576	613	619	615	612

Total operating expenses	2,624	2,756	2,925	2,818	2,879	2,911	3,255	2,929	2,927

Other expense (income)—net:
Interest expense—net	260	264	263	270	272	279	283	285	292
Other—net	(9)	5	(27)	(4)	3	(3)	(9)	14	(5)

Total other expense (income)—net	251	269	236	266	275	276	274	299	287

Income (loss) before income taxes	298	290	218	298	245	248	(95)	235	232
Income tax expense (benefit)	(92)	(113)	(73)	(118)	(95)	106	2,166	—	(2)

Net income	$206	$177	$145	$180	$150	$354	$2,071	$235	$230

(1)
We have reclassified certain prior year amounts to conform to the current quarter presentation.

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  Exhibit 99.2
QWEST COMMUNICATIONS INTERNATIONAL INC. QUARTERLY STATEMENTS OF OPERATIONS(1) (UNAUDITED)